Exhibit 107

Calculation of Filing Fee Table

Form F-4
(Form Type)

Bitfarms Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, no par value	457(c) and (f)(1)	66,071,717	(1)	N/A	$313,179,939	(2)	0.0001531	$47,947.85
Total Offering Amounts							$313,179,939			$47,947.85
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$47,947.85

(1)	Represents the estimated maximum number of common shares, no par value (the “Bitfarms common shares”), of Bitfarms Ltd. (“Bitfarms”) that may be issued upon the completion of the merger (the “merger”) to be effected pursuant to the agreement and plan of merger, dated as of August 21, 2024, by and between Stronghold Digital Mining, Inc. (“Stronghold”), Bitfarms, Backbone Mining Solutions LLC and HPC & AI Megacorp, Inc., which was amended by amendment no. 1 thereto on September 12, 2024 (as may be further amended from time to time, the “merger agreement”). The aggregate number of Bitfarms common shares being registered was calculated based on the sum of (i) the product of (1) the exchange ratio in the merger agreement, being 2.520, multiplied by (2) 21,242,909 shares of Stronghold Class A common stock, which is the sum of (a) 14,737,268 shares of Stronghold Class A common stock, issued and outstanding as of September 23, 2024, (b) 1,497,352 shares of Stronghold Class A common stock that will be issued upon conversion of 5,989.407 shares of Series C preferred stock issued and outstanding as of September 23, 2024, (c) 2,405,760 shares of Stronghold Class A common stock that will be issued in exchange for 2,405,760 common units of Stronghold Digital Mining Holdings LLC, (d) 447,529 shares of Stronghold Class A common stock underlying certain Stronghold restricted share units outstanding as of September 23, 2024 and (e) 2,155,000 shares of Stronghold Class A common stock that may be issued between the date of the merger agreement and the effective time (as defined in the merger agreement), the issuance of 2,000,000 of which is subject to the consent of Bitfarms, which may be withheld in its sole discretion, (ii) 10,019,586 Bitfarms common shares that will underly Bitfarms warrants that 3,976,026 Stronghold warrants will convert into in the merger and (iii) 2,520,000 Bitfarms common shares that will underly Bitfarms restricted share units that 1,000,000 Stronghold restricted share units that may be issued between the date of the merger agreement and the effective time (the issuance of 250,000 of which is subject to the consent of Bitfarms, which may be withheld in its sole discretion), will convert into in the merger.

(2)	The maximum aggregate offering price is estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act, based on the product of (i) $4.74, the average of the high and low prices per share of Stronghold Class A common stock as of October 4, 2024, which is within five business days prior to the filing of this registration statement on Form F-4, multiplied by (ii) 66,071,717, the estimated maximum number of Bitfarms common shares that may be received in the merger, calculated as described above.